Macro Securities Depositor announces Quarterly Distribution for Claymore MACROshares Oil Up and Down Tradeable Trusts
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September 28, 2007

Macro Securities Depositor, LLC is pleased to announce the quarterly distribution for the Claymore MACROshares Oil Up Tradeable Trust and Claymore MACROshares Oil Down Tradeable Trust payable on 10/03/07:

Claymore MACROshares Oil UP Tradeable Trust	$0.457691

Claymore MACROshares Oil Down Tradeable Trust	$0.281679

Ex Date: 9/26/07
Record Date: 9/28/07
Payable Date: 10/03/2007

Since their launch on November 29, 2006 the Claymore MACROshares have declared cumulative income distributions to investors of:

Claymore MACROshares Oil UP Tradeable Trust	$1.64267 per share

Claymore MACROshares Oil Down Tradeable Trust	$1.39956 per share

This income distribution is just one of the features that make Claymore MACROshares Oil securities unique products. The quarterly income distributed is income earned on U.S. Treasury Bills and Overnight Repurchase Agreements. Income derived from the treasury bills component of the distribution is exempted from state and local income tax and the balance is not exempt from these taxes. For investors who hold Claymore MACROshares as capital assets, gains on sales of shares are treated as capital gains with long-term capital gains treatment potentially available.

Claymore MACROshares Oil seeks to track the price performance of the designated benchmark NYMEX light, sweet crude oil futures contract. Therefore, Claymore MACROshares Oil seeks to provide investors with the performance of crude oil plus current income, which is earned on US. Treasuries and Overnight Repurchase Agreements.

Macro Securities Depositor, LLC is a Delaware limited liability company and is acting as the depositor for these trusts. A registration statement (including prospectus) has been filed with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Macro Securities Depositor, LLC, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request by calling toll-free (800) 345-7999. You may also request a copy of the prospectus by accessing the Claymore MACROshares website at www.claymoreMACROshares.com.

MacroMarkets LLC is a pioneering financial products firm that has conceived and designed the MACROshares structure and holds multiple patents. MACROs represent a novel structure that can be applied to create securities or other financial instruments that tracks any asset class or economic indicator which can reliably indexed. The firm’s principal focus is to cultivate new markets which facilitate investment and risk management via innovative financial instruments. MacroMarkets’ subsidiary, Macro Financial, LLC, acts as a marketing agent for the Claymore MACROshares Holding and Tradeable Trusts. Macro Financial is registered with the SEC as a broker-dealer and is a member of the Financial Industry Regulatory Authority.

Important Risks

This Information does not represent an offer to sell securities of the Claymore MACROshares Holding and Tradeable Trusts and it is not soliciting an offer t buy securities of these Trusts. There can be no assurance that the Trusts will achieve their investment objectives. An investment in a Claymore MacroShare Holding or Tradeable Trust involves significant risks, including the risk of loss of substantially all of your investment. There is no guarantee as to the amount of any quarterly distribution or the amount of the final distribution to shareholders. You should review the risk factors in the prospectus prior to investing in a Holding or Tradeable Trust.

The Holding trusts continuously offer shares through Authorized Participants. Claymore MACROshares Holding Shares may be converted to Claymore MACROshares Tradeable Shares, which can be bought and sold on the American Stock Exchange. There is no guarantee that a market for any Claymore MACROshares Holding or Tradeable Shares will continue.

Fluctuations in the underlying value of a Tradeable Trust or its related Holding Trusts and other factors may affect the market price of your Claymore MACROshares investment. An investment in a Tradeable Trust or its related Holding Trust will no resemble a direct investment in the asset being tracked. The price of the asset being tracked by a Tradeable Trust or its related Holding Trust may be volatile. It may be difficult to predict whether in the long-term the price of the asset being tracked will reflect a generally upward or downward trend. There are risks associated with investing in a product linked to a benchmark. A substitute price may be used as the reference price of the benchmark asset.

Claymore Securities, Inc., MacroMarkets LLC and their respective affiliates do not provide tax advice. Investors are urged to consult their tax advisor to fully understand the tax implications associated with and investment in any Tradeable Trust (or its related Holding Trust). Investors are hereby notified that: (A) any discussion of federal tax issues in this press release is not intended or written to be relied upon, and cannot be relied upon by investors for the purpose of avoiding penalties that may be imposed on investors under the Internal Revenue Code; (B) such discussion is being used in connection with the promotion or marketing by Macro Securities Depositor, LLC and the Holding and Tradeable Trusts of the transactions or matters addressed herein; and (C) investors should seek advice based on their particular circumstances from an independent tax advisor.

Additional Information about Claymore MACROshares Oil can be found at www.MACROshares.com